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April 26, 2024

Bridgewater Bancshares, Inc. Elevates Joe Chybowski to President, Announces Strategic Leadership Transitions to Propel Future Growth

St. Louis Park, MN – Bridgewater Bancshares, Inc. (Nasdaq: BWB), the parent company of Bridgewater Bank, today announced a significant milestone with the appointment of Joe Chybowski as President, effective April 26th, 2024. This strategic move, alongside pivotal leadership transitions, reaffirms Bridgewater’s commitment to excellence and its vision for a dynamic future. Joe, currently serving as Chief Financial Officer, will take on the additional role of President, collaborating closely with Jerry Baack, the incumbent President & Chief Executive Officer, to chart a future characterized by strategic excellence and innovation. Jerry will retain his role as Chairman of the Board and CEO.

"Joe's exceptional leadership and strategic vision have been instrumental in Bridgewater’s success,” expressed Jerry Baack, Chairman and CEO. “I am thrilled to welcome him as President, and I look forward to our continued collaboration in guiding Bridgewater towards new horizons."

Joe's exemplary track record since joining Bridgewater in 2013 underscores his instrumental role in propelling Bridgewater from a $460 million bank to one of the nation’s top-performing institutions with assets of $4.7 billion. Throughout Joe’s tenure, he has significantly enhanced Bridgewater's financial standing through capital raises and strategic initiatives. His leadership spans corporate development, strategic operations, and business scalability initiatives. Joe also successfully guided Bridgewater through its IPO in 2018 and more recently has effectively managed Bridgewater through unique macroeconomic challenges in the banking industry. Joe's dedication to excellence and innovation has garnered recognition, including being honored with the esteemed "40 Under 40" award by the Minneapolis/St. Paul Business Journal in 2024.

In his new dual capacity, Joe will continue to ensure the integrity of Bridgewater's financial strategies while driving initiatives that foster innovation and expansion. This expanded role empowers Joe to exercise progressive influence across all facets of the organization, including contributing to strategic decision-making and corporate governance that drives Bridgewater towards its overarching goals.

In conjunction with Joe's appointment, Bridgewater announced additional strategic role transitions to fortify its leadership structure:

Mary Jayne Crocker has been appointed to the role of Executive Vice President and Chief Strategy Officer, previously serving as Executive Vice President and Chief Operating Officer. In this capacity, Mary Jayne will drive the shaping of long-term strategic plans and ensure alignment with Bridgewater’s objectives. Her expertise will be instrumental in crafting strategies that keep Bridgewater ahead of the curve and maintain its competitive edge in the market. Mary Jayne is a seasoned Twin Cities’ banking leader with over 30 years’ experience.

"Mary Jayne stands as one of the most esteemed banking executives in the Twin Cities," said Joe. "As Bridgewater’s inaugural employee in 2005, her strong familiarity with every facet of our operations is unparalleled. With her exceptional expertise now in this pivotal role, we are poised for continued innovation and primed to excel in an ever-evolving market."

Laura Espeseth, previously Senior Vice President Controller, steps into the role of Chief Accounting Officer, where she will be responsible for all accounting operations, ensuring the integrity of financial reporting, and compliance with regulatory requirements. In this capacity, Laura will play a key role in shaping Bridgewater’s financial strategy and ensuring its long-term financial health.

"Laura is a seasoned financial leader with a keen eye for detail and unmatched dedication,” said Joe. “Her passion and strategic vision will help champion our collective vision for success. I eagerly anticipate her impact in this role.”

These leadership changes demonstrate Bridgewater's commitment to developing talent from within, ensuring continuity and stability while injecting innovative perspectives to support ongoing success. With a focus on innovation, strategic planning and providing clients with continual best-in-class service, Bridgewater is well-equipped to adapt to changing markets and best support its clients, investors, and employees.

About Bridgewater
Bridgewater Bancshares, Inc. is a St. Louis Park, Minnesota-based financial holding company. Bridgewater’s banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $4.7 billion and seven branches as of March 31st, 2024, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

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